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                                                                  Exhibit 10.20

                                Letter of Intent
                                     between
                                Annuity & Life Re
                                       and
                                   XL LIFE LTD

CEDING COMPANY
Annuity and Life Reassurance, Ltd. ("ALRe")

REINSURER
XL Life Ltd ("XL")

MODE
Excess of Loss Cover

BENEFIT REINSURED
Lifetime Minimum Interest Guarantee losses ("LMIG Losses") of the VisionMark annuities issued by IL Annuity and Insurance Company. Transamerica Occidental Life Insurance Company previously ceded the VisionMark product to ALRe in modified coinsurance retrocession agreement number 0676-01 dated October 1, 1998. Transamerica Occidental Life Insurance Company assumed the VisionMark product from IL Annuity and Insurance Company under modified coinsurance agreement number 3313-01, effective January 1, 1997.

LMIG Losses are ALRe's share of the excess of all benefits (excluding surrender charges) incurred to VisionMark policyholders after taking into account the LMIG, less the benefits (excluding surrender charges) that would have been incurred to VisionMark policyholders without the LMIG.

PREMIUM
ALRe will pay XL US$1,500,000 within 60 days of the Effective Date of this agreement. This premium is nonrefundable.

EFFECTIVE DATE
January 1, 2002

COVERAGE PERIOD
Four (4) years commencing at Effective Date. Losses payable hereunder incurred within the Coverage Period may be reimbursed after the Coverage Period.

AMOUNT OF BENEFIT REINSURED
XL will reimburse ALRe for LMIG Losses incurred by ALRe during the Coverage Period that are in excess of the Retention, subject to the Maximum Reimbursement.


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Incurred LMIG Losses are measured on an U.S. GAAP basis and include paid claims as well as changes in reserve attributable to LMIG benefits.

It is the intent of this quarterly settlement process that XL, at any valuation date, will have reimbursed ALRe only to the extent that the LMIG Losses actually paid by ALRe exceed the Retention.

MAXIMUM REIMBURSEMENT
US$10,000,000 over the life of this agreement

RETENTION
US$33,000,000 of Incurred LMIG Losses attributable to January 1, 2001 and later

RECOVERY RIGHT FROM LITIGATION PROCEEDINGS
XL has a first right of recovery from any benefit (amounts paid or reserved or offset) that ALRe may receive as a result of arbitration or litigation under the October 1, 1998 treaty between ALRe and Transamerica Occidental. XL may recover an amount up to the benefits paid to ALRe under this agreement, accumulated with interest at a quarterly rate of 1.5%, compounded quarterly.

ACCOUNTING
Quarterly cash settlements are due within 30 days of XL's receipt of the quarterly loss report.

COMMUTATION
This agreement will be commuted after a successful outcome by ALRe in the litigation proceedings and a return to XL of all LMIG Losses reimbursed by XL. In any commutation, XL will retain the nonrefundable Premium.

OTHER PROVISIONS (to include, but not be limited to the following):
         Definitions
         Access to records
         Arbitration (Bermuda 1993 Act)
         Insolvency
         Offset
         ALRe to warrant accuracy of Reserves and Incurred Losses
         Governing Law (Bermuda)
         30 Day due diligence period for final approval and final wording Adjustment to Limit clause

WORDING
To be agreed

CONDITION PRECEDENT
This transaction must be approved by ALRe's Board of Directors.


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Agreed to on behalf of:                          Agreed to on behalf of:
ANNUITY AND LIFE REASSURANCE, LTD.               XL LIFE LTD

By:   /s/   Richard Tucker                       By:  /s/  Paul Giordano

Name:  Richard Tucker                            Name:  Paul Giordano


Title: Senior Vice President                     Title: Executive Vice President
                                                        & Secretary

Date: February 28, 2002                          Date: March 13, 2002